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                                                                   Exhibit 23(d)


                       CONSENT OF INVESTMENT BANKING FIRM

We hereby consent to the use of our firm's name in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission and the Proxy Statement/Prospectus of Merchants & Manufacturers Bancorporation, Inc. contained therein relating to the Merger, as defined therein, and consent to the references to our fairness opinion in such Registration Statement and Proxy Statement/Prospectus. We further consent to filing of the aforementioned fairness opinion as an exhibit to the Registration Statement and Proxy Statement/Prospectus. Our fairness opinion is to be dated as of even date with Prospectus/Proxy Statement when, as, and if declared effective, provided that the conditions at the time warrant the giving of such fairness opinion.




/s/ Paul O. O'Connor
-----------------------------
HOWE BARNES INVESTMENTS, INC.


Dated:  July 17, 2003